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                                                                 EXHIBIT (23)(F)
                    CONSENT OF WHEAT, FIRST SECURITIES, INC.
BOARD OF DIRECTORS
WHEAT FIRST BUTCHER SINGER, INC.
     We hereby consent to the inclusion of our opinion as ANNEX B to the Proxy Statement/Prospectus filed as part of the Registration Statement on Form S-4 of First Union Corporation and to the references to our firm as Financial Advisor to Wheat First Butcher Singer, Inc. and to our opinion contained in said Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and Regulations of the Securities and Exchange Commission.
                                         WHEAT, FIRST SECURITIES, INC.
November 3, 1997